Exhibit 99.1
For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

Orkin Establishes Six New International Franchises

ATLANTA, GEORGIA, January 30, 2018: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company announced today that the company, through its wholly-owned subsidiary Orkin, has expanded its presence in South America, Europe and Africa with the addition of six new franchises in the second half of 2017. The franchises are located in Northeast Brazil, Brasilia, Brazil, Argentina, Kenya, The Netherlands and Azerbaijan. The Orkin Brand is now represented in 53 countries.

“We are excited to expand our presence in these areas and believe that it provides a great opportunity for us, as we continue to grow our Orkin brand internationally,” said Tom Luczynski, Orkin president of global development and international franchising. The new franchises will offer commercial and residential pest control and termite services where applicable.
The franchisees have received their initial training at the company's award-winning training center in Atlanta, and will receive follow-up training in their country.

About Orkin, LLC
Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com.